Exhibit 12

                    THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (In millions except ratios)


                               Three Months
                                   Ended
                                 March 31,                       Year Ended December 31,
                                               --------------------------------------------------------------
                                   2000             1999         1998          1997         1996         1995
                             ----------        ---------    ---------     ---------    ---------    ---------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles      $       97        $   3,819    $   5,198     $   6,055    $   4,596    $   4,328

 Fixed charges                      111              386          320           300          324          318

 Adjustments:
  Capitalized
   interest, net                     (4)             (18)         (17)          (17)          (7)          (9)

  Equity (income) loss,
   net of dividends                  87              292           31          (108)         (89)         (25)
                             ----------        ---------    ---------     ---------    ---------    ---------

 Adjusted earnings           $      291        $   4,479    $   5,532     $   6,230    $   4,824    $   4,612
                             ==========        =========    =========     =========    =========    =========

FIXED CHARGES:

 Gross interest
  incurred                   $      103        $     355    $     294     $     275    $     293    $     281

 Interest portion of
  rent expense                        8               31           26            25           31           37
                             ----------        ---------    ---------     ---------    ---------    ---------

 Total fixed charges         $      111        $     386    $     320    $      300    $     324    $     318
                             ==========        =========    =========    ==========    =========    =========

 Ratios of earnings
  to fixed charges                  2.6             11.6         17.3          20.8         14.9         14.5
                             ==========        =========    =========    ==========    =========    =========


	At March 31, 2000, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $378 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that our Company will be required to satisfy the guarantees.


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